UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

October 3, 2017

Date of Report (Date of earliest event reported)

Canbiola, Inc.

(Exact name of registrant as specified in its charter)

Florida	____333-208293_______	20-3624118
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

445 NE 12th Ave. Fort Lauderdale, Florida	33301
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 516-205-4751

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On October 3, 2017, Canbiola, Inc. (the “Company”) and Marco Alfonsi (“Alfonsi”) entered into an Executive Services Agreement (the “Agreement”). Pursuant to the Agreement, Alfonsi will continue to serve as the Company’s Chief Executive Officer, as well as interim Chief Financial Officer and Secretary until replacements are appointed. The term of the Agreement is for three (3) years and the compensation for Alfonsi’s services is $10,000.00 per month and one (1) share of the Company’s Series A Preferred Stock issuable upon execution of the Agreement.

Item 3.02. Unregistered Sales of Equity Securities.

The Company’s Board of Directors executed a written consent on October 4, 2017 to issue Alfonsi two (2) shares of Series A Preferred Stock in consideration of Alfonsi’s cancellation of deferred compensation owed to Alfonsi. See the disclosure in Item 1.01 above, incorporated herein by reference, for discussion regarding issuance of one (1) share of Series A Preferred Stock to Alfonsi.

Item 5.07 Submission of Matters to a Vote of Security Holders

On October 5, 2017, shareholders holding a majority of the votes of the Company voted to (i) increase the number of authorized shares of common stock of the Company to 750,000,000 and (ii) authorize 5,000,000 shares of Preferred Stock and grant the Company’s Board of Directors the authority to designate and issue such Preferred Shares by written resolution.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Canbiola, Inc.

Date: October 9, 2017	By:	___/s/ Marco Alfonsi________ Marco Alfonsi, CEO